                                                               EXHIBIT 10.19.1



                                                                        6/5/97

                               FIRST AMENDMENT TO LEASE

         THIS FIRST AMENDMENT TO LEASE is made and entered into effective as of this 1st day of March, 1997, by and between ReliaStar Life Insurance Company, a Minnesota corporation formerly known as Northwestern National Life Insurance Company ("Landlord") and ARM Financial Group, Inc., a Delaware corporation ("Tenant").

                                       RECITALS
                                       --------

         A. Landlord, as landlord, and Tenant, as tenant, are parties to that certain Lease dated June 14, 1996 (the "Lease"), relating to certain premises (the "Original Premises") situated in the building commonly known as the 515 Building (the "Building") located at 515 West Market Street in the City of Louisville, Kentucky.

         B. Landlord now wishes to lease to Tenant, and Tenant desires to lease from Landlord, certain additional premises.

         Accordingly, Landlord and Tenant hereby agree as follows:

         1. ADDITIONAL PREMISES. The Lease is hereby amended to provide that, subject to the terms, provisions and conditions of the Lease and this Amendment, (a) effective as of the date of this Amendment, Landlord leases to Tenant, and Tenant leases from Landlord, in addition to the Original Premises, fifteen thousand five hundred five (15,505) square feet of Rentable Area consisting of all of Floor 4 of the Building as depicted on Exhibit A to the Lease (the "Fourth Floor Premises"), and (b) effective as of the date of mutual execution and delivery of this Amendment (the "Floor Five Effective Date"), Landlord shall lease to Tenant, and Tenant shall lease from Landlord, in addition to the Original Premises and the Fourth Floor Premises, fifteen thousand five hundred five (15,505) square feet of Rentable Area consisting of all of Floor 5 of the Building, as depicted on EXHIBIT A to the Lease (the "Fifth Floor Premises", and together with the Fourth Floor Premises, the "Additional Premises"). Except as otherwise specifically provided in this Amendment, from and after the date of this Amendment through the day prior to the Floor Five Effective Date, the "Premises" shall mean both the Original Premises and the Fourth Floor Premises, and from and after the Floor Five Effective Date and throughout the remainder of the Term, the Premises shall mean the Original Premises and the entire Additional Premises.

         2. RENTABLE AREA: TENANT'S PRO RATA SHARE. (a) Section 2.1 of the Lease is hereby amended and restated in its entirety as follows:

              "2.1 For purposes of this Lease, Landlord represents and warrants, and Tenant hereby acknowledges and agrees, that (a) the Rentable Area of the Premises is 46,515 square feet, (b) from and after the Floor Five Effective Date, the Rentable Area of the Premises shall be 62,020 square feet, and (c) the Rentable Area of the Project is 119,165 square feet, both measured pursuant to BONIA standards."

         (b) Section 2.2 of the Lease is hereby amended and restated in its entirety as follows:

              "2.2 Tenant's "Pro Rata Share" shall mean that percentage representing a fraction, the numerator of which is the Rentable Area of the Premises and the denominator of which is the Rentable Area of the Project, both as set forth in Section 2.1 above. Based upon this formula, Tenant's Pro Rata Share shall be Thirty-Nine and 03/100 Percent (39.03%), and from and after the Floor Five Effective Date, Tenant's Pro Rata Share shall be Fifty-Two and Percent (52.05%)."

         3. TENANT'S LEASEHOLD IMPROVEMENTS. (a) Tenant acknowledges and agrees that Tenant is taking the Additional Premises "AS IS" and subject to each of the disclaimers, reservations, terms and conditions of Section 24 of the Lease, which are hereby made with respect to the Original Premises as if fully set forth herein at length. Landlord shall not be obligated to do any work whatsoever in the Additional Premises. In the event any work is necessary or appropriate to prepare the Additional Premises for occupancy by Tenant ("Tenant's Additional Premises Work"), the same shall be completed by Tenant at its sole cost and expense; provided, however, that Landlord will provide Tenant with an allowance to help defray the costs of the Tenant's Additional Premises Work (the "Tenant Additional Premises Allowance") in an amount not to exceed Four Hundred Sixty-Five Thousand One Hundred Fifty and No/100 Dollars ($465,150.00), in accordance with Paragraph 3(c) below. Notwithstanding anything to the contrary herein, Tenant, at its option, may utilize up to One Hundred Sixty-Five Thousand One Hundred Fifty and No/100 ($165,150.00) of the Tenant Allowance for expenses incurred by Tenant in connection with the purchase and installation of new work stations and furniture at the Additional Premises. All remaining portions of the Tenant Additional Premises Allowance shall be utilized for expenses incurred by Tenant in performing to the Additional Premises alterations, additions and fixed improvements which shall become the property of Landlord at expiration of the Term pursuant to Section 10.1 of the Lease.

         (b) Prior to the commencement of Tenant's Additional Premises Work, Tenant shall: (i) submit a list of its contractors to Landlord for Landlord's written approval, which approval shall not be unreasonably withheld or delayed;
(ii) obtain Landlord's written
approval of the plans and specifications for Tenant's Additional Premises Work (collectively, the "Contract Documents"), which approval shall not be unreasonably withheld or delayed; (iii) furnish Landlord with such protection or security against mechanics' or other liens as Landlord may reasonably request; and (iv) provide Landlord with such other documentation relating to Tenant's Additional Premises Work as Landlord may reasonably require, including without limitation copies of bids and final prices.

         (c) The Tenant Additional Premises Allowance (including, without limitation, the $165,150 sub-allowance described above) shall be paid to Tenant in four (4) equal installments of One Hundred Sixteen Thousand Two Hundred Eighty Seven and 50/100 Dollars ($116,287.50) upon satisfactory completion of twenty-five percent (25%), fifty percent (50%), seventy-five percent (75%) and one hundred percent (100%) of the Tenant's Additional Premises Work, and, in each case, satisfaction of all of the following conditions:

         (i) Satisfactory completion of the applicable percentage of Tenant's Additional Premises Work in accordance with Tenant's approved plans and specifications;

         (ii) Submission by Tenant of evidence reasonably satisfactory to Landlord that all costs of design and construction relating to the applicable percentage of Tenant's Additional Premises Work have been paid, which evidence may include lien waivers from Tenant's general contractor and all subcontractors providing materials or labor to the Additional Premises.

         (iii)   Tenant is not in default of its obligations under this Lease;
                 and

         (iv) Tenant shall have provided the Additional Premises Letter of Credit (as defined in Paragraph 8 below), the same shall be in full force and effect, and Landlord shall not have drawn any sums therefrom.

         (d) Tenant shall cause all contractors and subcontractors performing the Tenant's Additional Premises Work (collectively, the "Tenant Contractor") to comply with the work rules attached to the Amendment as EXHIBIT A.

         4. BASE RENT. Section 5 of the Lease is hereby amended and restated in its entirety as follows:

                 "5.  BASE RENT.

         Tenant shall pay as monthly "Base Rent" for the Premises one twelfth (1/12th) of the product of : (i) the rental rate per square foot of Rentable Area per year as set forth below, times (ii) the number of square feet of Rentable Area of the Premises (as set forth in Section 2.1).


                            ORIGINAL           ADDITIONAL          TOTAL              TOTAL
                            PREMISES            PREMISES           ANNUAL            MONTHLY
                             RENTAL              RENTAL             BASE               BASE
    PERIOD                 RATE (PSF)          RATE (PSF)           RENT               RENT
------------------      --------------      ---------------      ----------         -----------

9/1/96 - 9/30/96             -$0-                N/A                -$0-               -$0-
10/1/96 - 2/28/97            $ 9.00              N/A            $279,090.00         $23,257.50
3/1/97 - 8/31/97             $ 9.00              -$0-           $279,090.00         $23,257.50
9/1/97 - 12/31/97            $10.00              -$0-           $310,100.00         $25,841.67
1/1/98 - 8/31/98             $10.00              $14.00         $744,240.00         $62,020.00
9/1/98 - 8/31/00             $15.50              $14.00         $914,795.00         $76,232.92
9/1/00 - 8/31/01             $16.50              $14.00         $945,805.00         $78,817.08
9/1/01 - 9/30/01             $17.50              $14.00         $976,815.00         $81,401.25
10/1/01 - 8/31/04            $17.50              $16.00         $1,038,835.00       $86,569.59
9/1/04 - 8/31/06             $18.00              $16.00         $1,054,340.00       $87,861.67


    The Base Rent shall be paid in monthly installments, in advance, on the first day of each and every calendar month during the Term. If the initial or final month of the Term of this Lease is less than a calendar month, Base Rent for such partial month shall be prorated at the rate of one-thirtieth (1/30th) of the monthly Base Rent for each day, payable in advance. Tenant will pay said Base Rent, together with its Pro Rata Share of Operating Cost Increases and all other amounts due under this Lease, to Landlord at ReliaStar Life Insurance Company, c/o Business Resource Group, Inc., P.O. Box 436267, Louisville, Kentucky 40253-6267 (the "Landlord Address"), or to such other party or to such other address as Landlord may designate from time to time by written notice to Tenant. Tenant's obligation to pay the Base Rent, Tenant's Pro Rata Share of Operating Cost Increases and other amounts due under this Lease is an independent covenant, and is and shall not be subject to any abatement, deduction, counterclaim, reduction, setoff or defense of any kind whatsoever except as otherwise specifically set forth herein."

         5. CONTRIBUTION TO OPERATING COST INCREASES. The "Base Year" with respect to the Additional Premises only shall be the 1997 calendar year. Tenant's Pro Rata Share of Estimated Operating Cost Increases and Tenant's Pro Rata Share of Actual Operating Cost Increases pursuant to Article 6 of the Lease with respect to the Additional Premises shall commence on January 1, 1998 with the 1998 calendar year and shall continue thereafter throughout the remainder of the term of the Lease. The foregoing shall not affect or limit Tenant's obligations to pay Base Rent, Tenant's Pro Rata Share of Estimated Operating

Cost Expenses, Tenant's Pro Rata Share of Actual Operating Costs Increases or any other amounts due under the Lease with respect to the Original Premises.

         6.   SERVICES.  Effective as of June 14, 1996, the last sentence of
Section 12.1 of the Lease is hereby deleted in its entirety and replaced with the following:

         "Subject to the provisions of EXHIBIT B, Landlord shall provide with respect to the Premises to the points of service respectively provided on EXHIBIT B, heating, ventilation and air conditioning services sufficient, if properly distributed, to maintain the temperature and humidity of the Premises within reasonably comfortable ranges, assuming (i) not more than one hundred twenty (120) of Tenant's personnel are from time to time located on any floor of the Premises, and (ii) Tenant utilizes in the Premises only reasonable and customary size and quantities of office and other heat producing equipment. Tenant shall be solely responsible for distributing such services from such points of service through the Premises, and for the maintenance, condition and operation of all portions of the HVAC system which exclusively serve the Premises."

         7. PARKING. Section 12.2 of the Lease is hereby amended and restated in its entirety as follows:

              "12.2 During the Term of this Lease and conditional upon Tenant not being in default hereunder, Tenant shall be permitted to rent twenty-two (22) parking spaces in the Project's on-site parking facility for parking vehicles as follows: (a) twelve (12) parking spaces effective as of the Commencement Date; (b) six (6) additional parking spaces as of August 1, 1997; and (c) four (4) additional parking spaces as of October 1, 1997. Except as provided below, Tenant shall not be assigned to designated parking spaces, but shall be permitted to use whichever spaces are available on a first-come, first-served basis in areas of the on-site parking facility designated by Landlord. The rent for each space shall be at the then-current market rate (which as of May 1, 1997 is $75.00 per parking space per month), payable in advance by Tenant to Landlord or, at Landlord's request, to the operator of the parking facility. Such rental rate shall be subject to adjustment as determined from time to time by Landlord. Tenant shall have the right to relinquish any parking spaces that it has previously rented but no longer needs by giving written notice to Landlord, which notice shall be effective as of the last day of the month in which it is received by Landlord. Tenant shall have no right to recover any spaces so relinquished. Use of the parking facility shall be subject to such rules and regulations as may be promulgated from time to time by Landlord and/or the operator of the parking facility. Notwithstanding anything to the contrary herein, up to one-half (1/2) of the parking spaces from time to time allocated to Tenant hereunder may at Tenant's option be designated for Tenant's exclusive use (the "Designated Spaces"), provided the location of the Designated Spaces shall be mutually agreed upon by Landlord and Tenant, and further provided that any identification of the Designated Spaces (by signage or otherwise) shall be installed by Landlord at Tenant's expense."

         8. ADDITIONAL SECURITY. Within seven (7) days after the mutual execution and delivery of this Amendment, Tenant shall deliver to Landlord, in addition to the Letter of Credit delivered pursuant to Section 32.2 of the Lease, an unconditional, irrevocable letter of credit in the amount of Five Hundred Eighty-Eight Thousand Eight Hundred Two and No/100 ($588,802.00), assignable to a transferee of the Project, from an issuer acceptable to Landlord providing that it may be drawn upon presentation of the letter of credit accompanied by a statement signed by Landlord that it is entitled to draw upon the letter of credit under the terms of this Lease, and otherwise in form and substance reasonably acceptable to Landlord. Tenant may replace the letter of credit from time to time with a letter of credit from the same or a comparable issuer, in the then outstanding amount of the letter of credit, on the same terms as the original letter of credit except for maturity date, and may from time to time extend the original or any prior replacement letter of credit. The above-described letter of credit or any replacement thereof or of any prior replacement letter of credit, as the same may be extended from time to time, is hereinafter referred to as the "Additional Premises Letter of Credit". Landlord may draw on the Additional Premises Letter of Credit and invest and/or apply the proceeds of such draw under and upon the same terms and conditions and in the same manner provided in Section 32.2 with respect to the Letter of Credit. On the respective anniversary dates of the Commencement Date of the Term of this Lease set forth below, if on that anniversary date there has been no default under this Lease, Landlord shall instruct the Letter of Credit issuer to reduce the Additional Premises Letter of Credit to that amount, as the case may be:

                                  REQUIRED ADDITIONAL PREMISES
         ANNIVERSARY DATE               LETTER OF CREDIT
         ----------------               ----------------

         September 1, 1998                $548,157.00
         September 1, 1999                $504,261.00
         September 1, 2000                $456,853.00

If on September 1, 2001, there has been no default under the Lease, Landlord shall surrender to Tenant any remaining balance of the Additional Premises Letter of Credit, or, if the Additional Premises Letter of Credit has been drawn, any remaining balance of the proceeds of the draw, as the case may be. If the Additional Premises Letter of Credit is not surrendered on September 1, 2001, the Additional Premises Letter of Credit, if undrawn, or the remaining proceeds of the draw, if any, shall be delivered to Tenant at such time as all obligations of Tenant under the Lease have been performed and Tenant could not be subject to further claims under the Lease. The obligations of Tenant pursuant to this Paragraph 8 are in addition to and not in limitation of Tenant's obligations under Section 32.2 of the Lease.

         9. NO MODIFICATION OF EXPANSION OPTION. In the event Tenant shall properly and timely exercise its option to lease the Expansion Space pursuant and subject to Section 36 of the Lease, the Expansion Space shall become a part of the Premises on the Expansion Date subject to all of the terms and conditions of the Lease as applicable to the Original Premises.

         10. LETTER AGREEMENT. The letter agreement dated February 28, 1997, and accepted March 3, 1997, between Landlord and Tenant and relating to the Fourth Floor Premises is hereby terminated and of no further force or effect.

         11. BROKERS. Tenant warrants that it has not engaged or dealt with any broker in connection with this Amendment other than Commercial Kentucky, Inc., and Tenant agrees to indemnify, defend and hold Landlord harmless from and against any claim for broker's fees or finder's fees asserted by anyone other than those specified above, on account of any dealing with Tenant in connection with this Lease.

         12. SUCCESSORS BOUND. This Amendment shall be binding upon and inure to the benefit of the parties hereto and, subject to the restrictions and limitations herein contained, their respective heirs, successors and assigns.

         13. APPLICATION OF LEASE TERMS. Except to the extent inconsistent with this Amendment and except to the extent that the specific terms of this Amendment specifically address a topic, the terms and conditions of the Lease shall apply to the Additional Premises and all references to the Premises in the Lease shall be both the Original Premises and the Additional Premises. The capitalized terms used in this Amendment which are not specifically defined herein shall have the respective meaning ascribed to them in the Lease.

         14. REAFFIRMATION OF LEASE. Except as expressly amended herein, the terms of the Lease shall remain unchanged and in full force and effect.

         15.  COUNTERPARTS.  This Amendment may be executed in counterparts.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

LANDLORD:                                   TENANT:

REALIASTAR LIFE INSURANCE              ARM FINANCING GROUP, INC.
COMPANY

By: /s/ Winifred Smith                 By:  /s/ David E. Ferguson
   -------------------------              ----------------------------

Name:  Winifred Smith                  Name:  David E. Ferguson
      ----------------------                --------------------------

Its:  Second Vice President            Its:  Executive Vice President
     -----------------------                --------------------------


Date of Execution:  6/9/97             Date of Execution:  6/5/97
                 -----------                             ------------

      IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

LANDLORD:                                   TENANT:

REALIASTAR LIFE INSURANCE              ARM FINANCING GROUP, INC.
COMPANY

By:                                    By:  /s/ David E. Ferguson
   -------------------------              ----------------------------

Name:                                  Name:  David E. Ferguson
      ----------------------                --------------------------

Its:                                   Its:  Executive Vice President
     -----------------------                --------------------------


Date of Execution:                     Date of Execution:  6/5/97
                 -----------                             ------------

                                      EXHIBIT A
                             TENANT CONTRACTOR WORK RULES
                                     MAY 1, 1997

LAYOUT

1.  Tenant Contractor shall be solely responsible for layout of all work.

2. Tenant Contractor shall carefully examine the Contract Documents, including all mechanical, electrical, structural, architectural, civil and other special drawings or specifications; and shall visit the site of work to fully inform itself as to all existing conditions and limitations, including labor conditions and shall include in its scope of work sufficient moneys to cover the cost of all items contemplated by the Contract Documents.

3. Signs, advertisements, graphics or notices visible in, or from, public corridors or from outside the Building shall not be allowed under any circumstances.

TEMPORARY STRUCTURES & SERVICES

1. Tenant Contractor shall provide a telephone for its exclusive use as required and pay for all costs associated with same.

2. Tenant Contractor will be responsible for all charges for any above-normal electrical power consumption of Building elevators, fans, heaters, pumps, and chillers, as well as miscellaneous additional above-normal loads associated with the Tenant's Additional Premises Work.

3. Tenant Contractor is responsible for the cleanliness and protection from damage of all Building finishes.

4. Tenant Contractor shall perform all hoisting, rigging, and final placement of equipment supplied under the Contract Documents. Use of Landlord's elevator will be allowed in accordance with the following instructions:

    a. The elevator will be available to Tenant Contractor free of charge during normal daytime working hours, on a first come basis.

    b. All material hoisting, which must be scheduled and coordinated on an after-hours basis with Landlord, must have a minimum of 48 hours notice prior to the time desired. The current schedule of available time periods is from 8:00 p.m. to 6:00 a.m., Monday through Friday and all day on Saturday and Sunday.

    c. There will be a cost for off-normal hours (after-hours) elevator usage if an elevator operator is required. This will typically be for situations where Tenant Contractor has otherwise misused its rights to the elevator.

    d. Special lifts, not accommodated by Landlord's elevator, will be the responsibility of Tenant Contractor.

    e. All materials to be hoisted in the elevator must be containerized to facilitate efficient use of the hoists and to protect hoisting facilities.


    f. Tenant Contractor shall familiarize itself with accessibility, space limitations, and loading restrictions associated with its use of the elevators as well as the entire hoisting issue and include any associated costs in its bid.

    g. Tenant Contractor shall be responsible for padding and securing the elevators to protect it against any damage resulting from its use thereof.

    h. Damage to the elevators will be Tenant Contractor's responsibility. Tenant Contract is also responsible for the employees of its subcontractors.

5. Tenant Contractor shall include all special lifts, platforms and scaffolds as required for the proper completion of work.

SITE ACCESS

1. Scheduling of deliveries and storage on site of any of Tenant Contractor's equipment and/or materials as required for the completion of Tenant Contractor's work must be carefully coordinated with Landlord so as not to cause any interference with others.

2. All building materials being stored but not to be used within the Premises shall be relocated by the Tenant Contractor to a location determined by the Landlord. This relocation should not be assumed to be on the same floor but will be accessible by the freight elevator.

3. All tools, equipment and material necessary for the Tenant's Additional Premises Work are to be stored and remain within the Premises, except with prior approval from Landlord.

4. Tenant Contractor shall provide traffic coordination and flagmen on and around the Premises during normal working hours, as required for performance of its work.

5. On-site parking is available to Tenant Contractor ad/or its subcontractors on a first come first serve basis, and is limited. Landlord shall assign the area where Tenant Contractor and/or its subcontractors may park.

6. Tenant Contractor shall arrange, with Landlord, for the appropriate access to be used by personnel transporting construction materials and trash to and from the work area.

    a. All materials and trash must be properly covered during transport through corridors.

    b. All hallways around the work area must be kept clean of all construction materials at all times.

    c. All trash hoisting is to be performed on the same schedule as that for material hoisting in Item 4.b under the heading "Temporary Structures and Services" above.

    d. Tenant Contractor is responsible for the arranging of its own trash dumpsters. Prior arrangements 48 hours in advance, are to be made with the Building management.

7. All personnel of Tenant Contractor and its subcontractors, when in the Building, are to restrict themselves to the area in which they are working as much as is practicable.

BASE BUILDING SYSTEMS

1. Tenant Contractor is responsible for installing all architectural, mechanical, electrical, plumbing, fire protection, life safety, Building automation and security systems per the base building specifications, if any, provided by Landlord (the "Base Building Specifications"). The Base Building Specifications are to be adhered to as a minimum whereas the Construction Documents shall be used to specify the items above those minimums. In the case of discrepancies between Construction Documents and Base Building Specifications, the Base Building Specifications will govern.

2. Any work to modify or install fire alarm systems must be contracted through the Building management.

3. Any work to modify or install parts of the Building automation system must be contracted through Building management.

4. Water and air balancing for final tenant occupancy must be contracted through the Building management.

5. Fire sprinkler system modifications for Tenant's Additional Premises Work must be contracted through Building management.

6. Work necessary to tie in Tenant access control equipment into the Base Building system must be subcontracted through the Building management and coordinated through the Building management.

7. All cylinder core and keying are to be supplied by and coordinated with the Building management and must be included as a cost of the work.

8. If Tenant Contractor's work requires that the fire alarm or sprinkler system be out of service, Tenant Contractor is required to make an advance request in writing to the Building management no less than 48 hours prior to the time the system is scheduled to be shut off. All work must be scheduled so that fire alarm and sprinkler systems are returned to service by the end of the day.

9. If it is necessary to shut down electrical power, these arrangements must first be made with the Building management. There will be no tie-ins to the Building electrical closets without written authorization by the Building management specifying location and time of work.

10. There will be no tie-ins, modifications, or other interaction with the Building life safety systems without written authorization from the Building management specifying location and time of work. This includes the fire protection system.

11. The Building management must witness the pressure testing of any systems which will tie into the fire system, or domestic water system or condenser water system before the system is enclosed in walls. All piping systems should be tested according to the Base Building Specifications.

12. No construction support for Tenant related work can be secured to the Base Building HVAC System, ductwork or piping. Items that may not be attached include, but are not limited to the following: bracing of walls, ceiling grid, lights, electrical conduits, water pipes and any supplementary HVAC equipment. All such items must be attached directly to the structure above. Tenant Contractor will be responsible to repair any damage to the HVAC system.

13. Only plenum approved boxes, fixtures, wiring and fittings will be allowed above the ceiling. All motors attached to equipment mounted above the ceiling must be approved by Building management. Examples of equipment are, but are not limited to, fan coil units, fan powered VAV boxes and exhaust fans.

14. During construction, all pipes leaving the Premises must be capped and all openings leaving the Premises, including openings into pipe chases, shafts, or other common spaces, must be sealed (or fire sealed, as required) while work is not being carried out. Tenant Contractor will be responsible for any damage, including water and dust caused by failure to cap system or seal areas.

15. All drains and vents in work areas must be capped during construction to prevent the accumulation of debris in the lines. All sinks and fixtures in work areas must be capped during construction to prevent accumulation of debris in the lines. Tenant

    Contractor will be required to demonstrate satisfactory operation of drains and fixtures at completion of job.

16. All types of piping requiring insulation under the Base Building Specifications must be insulated for Tenant's Additional Premises Work as well.

17. Tenant Contractor shall be responsible for all costs pertaining to programming changes necessary to the Base Building control system as a result of their Tenant work. This includes the addition of all new equipment and definition of all setpoints. All software modifications must be made by Building management.

18. The Tenant Contractor will ensure that the mechanical or electrical subcontractor does the following regarding the Building Standard air handling troffers on Building Standard light fixtures:

    a. All troffer tabs are to be beat into light fixture air slot to secure troffer to slot.

    b. All light fixture damper blades will be closed on perimeter light fixtures so that return air is limited to perimeter diffuser only.

    c. All light fixture damper blades will be fully open on interior light fixtures that are not air supply fixtures.

    d. All light fixture damper blades on light fixtures on interior zones which are air supply fixtures are to be adjusted for proper air distribution across ceiling.

19. Tenant Contractor must either contact the Landlord to turn off and turn back on the fire alarm system or it must bag and unbag smoke detectors for any work that could cause the fire alarm system to be activated.

SAFETY AND SECURITY

1. Provide for the safety and protection of Tenant Contractor's own work, including the covering of any holes, shaft openings, etc., so as to avoid all safety hazards. Tenant Contractor is solely responsible for compliance with all local and national safety regulations and requirements.

2. Tenant Contractor will maintain and replace any toeboards, barricades, railings, and/or other floor opening protection damaged, loosened or removed by its work force or its operation.

3. Tenant Contractor shall be responsible for the structural integrity of the Building during its material stockpiling and installation operation. All structural modifications and concentrated loading of materials must have prior approval of the Building management.

4. Tenant Contractor is responsible for preventing accidental activation of existing smoke detectors. Any costs associated with the accidental activation of the Life Safety System will be reimbursed by Tenant Contractor.

5. No flammable or explosive fluids or materials shall be kept or used within the Building except in areas approved by Landlord, and Tenant Contractor shall comply with all applicable Building and fire codes relating thereto. A fireproof cabinet is to be provided for any such material allowed by Landlord.

6. Smoking is not permitted by any personnel of Tenant Contractor or its subcontractors anywhere in the Building. This rule will be strictly enforced.

7. Prior to starting work on the project, Tenant Contractor and its subcontractors shall meet with their employees to apprise them of the safety requirements.

8. Tenant Contractor's Project Manager must appoint a safety representative from among employees on the job, who can act in the Project Manager's absence. Tenant Contractor is responsible for all actions of its employees and employees of its subcontractors.

9. Fighting, gambling, horseplay, whistling, possession of or drinking of alcoholic beverages, possession of or the use of illegal drugs, or failure to follow safety regulations will serve as cause for the immediate and permanent removal of the involved individuals from the project.

10. All combustible waste materials shall be removed from Building at the close of each work day.

11. Tenant Contractor is responsible for providing an adequate number of approved NFPA fire extinguishers for the work site. An approved extinguisher, shielding curtains, and screens must be provided at welding and cutting equipment at all times. All fire extinguishers are to be serviced and maintained in accordance with NFPA requirements.

12. When it is necessary to barricade an area for open floor cuts, overhead work, or to protect personnel from other hazardous operations or moving equipment or cranes, barricades are to be provided by Tenant Contractor. Barricades must be erected before the work requiring the barricades begins. If the barricades are in a roadway or walkway, blinking lights must be used after dark. When the work is complete, the barricades must be removed from the job site.

13. Scaffolds shall be built of sound material and properly supported on a firm footing. All scaffolds must meet the requirements of CFR 1926.451 of the Occupational Safety and Health Act (Construction Safety and Health). The scaffolding platform must be equipped with standard handrail, mid-rail and toeboard. Scaffolding shall be tied to an adjacent wall, both vertically and horizontally, as required by OSHA standards. Areas where scaffolding is erected shall be appropriately marked as "Men Working Overhead."

14. Metal ladders must not be used near or for electric service. Standard ladders of proper height, in good condition, properly placed on a sound footing are to be used. Special purpose job ladders may be constructed if they are properly designed and built for the job. All ladders shall be tied or otherwise securely fastened at the top to prevent movement. All ladders shall be used in accordance with the manufacturer's requirements, and only for the purpose for which they were intended.

15. All security required for Tenant's Additional Premises Work shall be provided by Tenant Contractor. Landlord will provide general Building access only. Tenant Contractor is responsible for securing after hours access for itself and all subcontractors. No access will be provided for any personnel who does not have prior access clearance. This notification must be received 24 hours prior to time access is desired.

16. Tenant Contractor and its subcontractors shall provide adequate tools and equipment for the safe performance of the work. Welding shields are to be used. Bottled gases provided by contractors for welding and cutting must be secured at all times. Equipment must meet OSHA standards. The metal non-current carrying parts of all electrical appliances must be grounded.

17. Flammable liquids (gasoline, cleaning solvents) and flammable gases shall not be stored in Building unless specifically allowed by Landlord. Flammable liquids must be stored in safety arranged tanks and transported in standard safety cans, labeled by U.L. or F.M. Oily, greasy, or paint-soaked rags must be kept in closed safety containers and removed from the Building each day. Any flammable materials allowed on site by Landlord must be stored in fireproof cabinets.

18. Tenant Contractor is expected to provide first aid equipment and trained personnel for its employees, as defined by OSHA Standards. Tenant Contractor must post a list containing names and phone numbers of first aid personnel, doctor, hospital and ambulance at its trailer desk or main tool box.

19. In the event Tenant Contractor discovers hazardous materials or hazardous conditions at the work site, Tenant Contractor is to immediately cease work and vacate the area and contact the Landlord for further instructions.

20. In the event that Tenant Contractor inadvertently causes a utility interruption, Tenant Contractor is to immediately notify the Building Management of the type and location of the interruption, and use its best efforts to effect the continuation of service.


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

21. Tenant Contractor will be required to provide the names of three (3) individuals that can be contacted on a 24 hour basis in the event of an emergency.

CLEAN-UP

1. Tenant Contractor will be required to remove all rubbish and debris created by its operation from the job site. Tenant Contractor is to coordinate the location of its dumpster with the Landlord as established under the Site Access section of this exhibit.

2. Tenant Contractor for the first tenants on vacant floors will provide "walk-off mats" at each passenger elevator to prevent tracking of dirt into elevators. Tenant Contractors on multi-tenant floors will provide "walk-off mats" at each exit from their space to prevent tracking of dirt into the corridor.


3. All freight elevator lobbies are to be kept neat and clean. The disposal of trash or storage of materials in these areas is expressly prohibited.

4. Tenant Contractor is responsible for the removal of trash resulting from large deliveries. Such trash must be removed from the Building and Building facilities may not be used for dumping. In any case, if such trash is not promptly removed, Landlord may cause such trash to be removed at Tenant Contractor's sole cost and expense plus a reasonable additional charge to be determined by Landlord to cover Landlords's administrative costs in connection with such removal.

5. Tenant Contractor may not install, leave or store equipment, supplies, furniture or trash in the common areas of the Building (i.e., outside the Premises).

6. The project site must be kept clean and orderly at all times. All scrap material and trash shall be cleared daily from the project site.

7. Dust barriers must be erected in public or multi-tenant spaces for all projects:

    - These barriers must be tightly scaled in order to protect the surrounding areas from dust created on the project site.

    -    The location of these barriers will be approved by the Landlord.

    - Temporary barriers to the outside must be airtight and insect/rodent-proof.

8. Tenant Contractor should maintain a clean and presentable space during construction. The floor must be swept NIGHTLY. Additionally, a thorough final cleaning, including but not limited to the following, will be required before Tenant occupies the space:

    A.   Fluorescent light fixture and lenses;

    B.   Doors and frames;

    C.   Doors and frames;

    D.   Base;

    E.   Carpet;

    F.   Blinds;

    G.   Hard surface flooring; and

    H.   Cabinets and millwork.

9 All temporary lighting, temporary electrical wiring and temporary piping must be removed prior to Tenant occupancy.

10. All restrooms and core spaces used during Tenant's Additional Premises Work period must be protected from damage and thoroughly cleaned daily. If these areas have not been cleaned or have been damaged, the Landlord will clean or repair areas at its discretion and at the expense of Tenant Contractor.

PERMITS

1. Tenant Contractor shall procure and pay for all special street use permits required as a result of its operations.

2. Tenant Contractor shall procure noise permits if required for the proper completion of its work.

3. Tenant Contractor shall procure and pay for all building permits as required for the proper execution of its work. A copy of each permit received must be placed on file with the Landlord.

4. All work must comply with all applicable codes and Base Building Specifications. Tenant Contractor is responsible for insuring that all work performed complies with the above requirements. Any questions or concerns regarding applicable codes or Building Specifications should be directed to the Landlord.

5. Tenant Contractor shall carry comprehensive and liability coverage as well as builders risk, at the limits prescribed in ATTACHMENT ONE.

6.  Payment and performance bonds may be required of Tenant Contractor.

CONSTRUCTION WITHIN AN OCCUPIED BUILDING

1. Any disruptive work (core drilling, ram setting, carpet tack strips) must be done prior to 7:00 a.m. and after 6:00 p.m. where Tenant Contractor is working above, below and/or adjacent to existing tenants. Work may also be stopped if noise is such that it disturbs existing tenants in non-adjacent areas to Tenant work at any time of the day or night.

2. Landlord objectives will always have first priority over Tenant Contractor work and Tenant Contractor must schedule its work to avoid conflict with Landlord.

3. Sidewalks, doorways, vestibules, halls, stairways, elevator lobbies and other similar areas in the common areas of the Building shall not be used for storage of materials or disposal of trash, be obstructed by Tenant Contractor, or be used by Tenant Contractor for any purpose other than entrance to and exit from the Premises and the Building and for going from one part of the Building to another part of the Building.

4. Plumbing fixtures shall be used only for the purposes for which they are designed, and no sweepings, rubbish, rags or other unsuitable materials shall be disposed into them. Damage resulting to any such fixtures proven to result from misuse by Tenant Contractor shall be the liability of Tenant Contractor.

5. Corridor doors which lead to common areas of the Building (other than door opening into the elevator lobby on floors leased entirely to a Tenant) shall be kept closed at all times.

6. Prior approval from Landlord is required for access to Base Building mechanical, telephone, electrical or other Base Building rooms. This approval must be requested at least 24 hours in advance of the time desired.

7. Tenant Contractor's work shall be scheduled so that it in no way conflicts, interferes with or impedes the quiet and peaceful environment of other tenants. Any work that is in conflict with the other tenants will be rescheduled to such dates or times as approved by Landlord.

8. Tenant Contractor will take appropriate measure to temporarily block the view of construction from public corridors. Such screening must be approved by Landlord.

9. Before any work is started, there will be a walk through of the freight lobby, corridors and adjacent tenant space to check on existing damage of walls, doors, ceiling, etc. This walk through should include Tenant Contractor and Landlord. Failure to comply with the above will put all responsibility for repair of existing or new damage on Tenant Contractor.

10. Any smoke, noise, or odor producing activities should only take place after hours and with the express consent of Landlord. Tenant Contractor shall be held fully accountable for damage to the Building and the Premises due to excessive noise, fumes, fire alarms, etc., which are due to the actions of Tenant Contractor. Tenant Contractor shall not use any noxious gases or items which produce gases that would be hazardous, offensive, or objectionable to Landlord or any tenants within the Building.

11. The use of the passenger elevators by employees of Tenant Contractor and its subcontractors is prohibited. They must use the freight elevators or stairs unless instructed otherwise by Landlord.

MISCELLANEOUS

1. All Base Building work removed and/or damaged by Tenant Contractor shall be replaced and/or repaired by the Tenant Contractor.

2. Tenant Contractor shall be responsible for all its actions on-site as well as those of its subcontractors. Any damage to property caused by Tenant Contractor will be promptly repaired at no cost to the Landlord. Tenant Contractor shall maintain supervisory personnel on-site at all times whenever Tenant Contractor is working on the site. Such personnel shall be fully empowered to coordinate and authorize the subcontractors to perform such work as necessary.

3. After all major construction is complete and before the ceiling tile is installed there must be a visual inspection by Building management.

4. Tenant Contractor is responsible for fully understanding and coordinating with Base Building drawings and specifications required for its work.

5. No vending machines, concessions, or the like will be permitted on the site.

6. Tenant Contractor must understand and agree that the floor or specified areas of the floor are being delivered in an "as is" condition. Any items which Tenant Contractor wishes to take exception to must be done prior to commencing construction. After construction commences the floor and all its components will become the responsibility of Tenant Contractor.

7. Provisions should be made for dealing with floor slab unlevelness that may occur. Floorstoning should be anticipated below major millwork and filing areas, below major millwork items, at the perimeter closure angle, and at any furniture sensitive to slab defections.

8. Tenant Contractor and its subcontractors are required to certify in writing, with signature by an officer of the company, that no PCB or Asbestos is contained in the materials being installed by this individual contractor. No exceptions to this requirement will be made.

9. Tenant Contractor shall be responsible for maintaining as clean and, at turnover, providing new, filters for all air distribution equipment on each floor of the Premises.

AMENDMENTS AND MODIFICATIONS

Landlord reserves the right to amend or modify the foregoing contractor work rules as in its judgment may from time to time be needed or desired.
















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